                                                           Exhibit 11.1

       Computation of Primary and Fully Diluted Earnings Per Common Share

EARNINGS
                                                    Three Months Ended            Nine Months Ended
                                                  12/31/94      12/31/95      12/31/94       12/31/95
                                                  --------      --------      --------       --------
Net Income (Loss)                               $  137,471    $ (143,302)    $ ( 87,087)   $  (660,093)
Series A Preferred Stock Dividends                 (93,456)      (92,361)      (188,571)      (185,199)
Series B Preferred Stock Dividends                (116,166)     (116,166)      (349,374)      (348,499)
                                                ----------    ----------     ----------     ----------

Pro Forma (Loss) Applicable to Common Stock     $  (72,151)    $(351,829)    $ (625,032)   $(1,193,791)
                                                ==========     =========     ==========    ===========

------------------------------------------------------------------------------------------------------

SHARES


Weighted Average Common Shares for the
  period ended                                    8,025,378     8,033,747      6,942,587     8,032,351

Additional Shares Assuming Conversion of:
  Employee Options Exercised                              0             0              0             0
                                                ------------  ------------   ------------  ------------
Pro Forma Shares for Primary Earnings
  Per Common Share                                8,025,378   8,033,747        6,942,587     8,032,351
                                                -----------   ---------      -----------   -----------
Additional Shares Assuming Conversion of:

  Preferred Stock                                         0             0              0             0
                                                ------------  ------------   ------------  ------------

Pro Forma Shares for Fully Diluted Earnings
  Per Common Share                                8,025,378     8,033,747      6,942,587     8,032,351
                                                ===========   ===========    ===========   ===========

-------------------------------------------------------------------------------------------------------

Primary Earnings Per Common Share                    $( .01)        $(.04)        $(.09)        $(.15)
Fully Diluted Earnings Per Share                    *$( .01)       *$(.04)       *$(.09)       *$(.15)




           * Common Stock Equivalents Have an Anti-Dilutive Effect on Earnings Per Share and are Excluded From This Exhibit.